Hundsun (Hangzhou) Science & Technology Park

Property Transfer Agreement

Contract #: H216

(Summary translation for reference only)

Party A (Transferor):	Hangzhou Hundsun Baichuan Technology Co., Ltd.
Legal Representative:	HU Weiguo

Party B (Transferee):	Beijing Jiachenhong Biological Technologies Co., Ltd.
Legal Representative:	DENG Yue

Pursuant to the “People’s Republic of China Contract Law” and other relevant laws, statutes and regulations, Party A and Party B have, on the voluntary basis, entered into the following agreement regarding the property transfer:

Article I          Background of the Construction Project

Party A entered into an agreement “State Construction Land Use Right Transfer Contract” (contract No. 3301102009A21063) with Hangzhou Municipal Bureau of Land and Resources Yuhang District, and obtained the land use right, through a transfer, of a piece of land situated in Gexiang Village, Cangqian Township, Yuhang District (“PRC State Land Use Right Certificate” No. HY(2010)117-608).

The area of the land is 28,527.5 m2 and the type of the land is “Comprehensive (Commercial/Office) Land” and the land use period ends on July 20, 2060.

It was approved for Party A to construct office buildings (interim name “Hundsun (Hangzhou) Science & Technology Park (Second Phase); “Construction Land Planning Permit” No. LN200901518052; “Construction Project Planning Permit” No. CN201101518027; and “Construction Project Implementation Permit” No. 330125201106300201).

Article II Conditions for the Transfer of the Project

Party B has acknowledged the facts stated above and the relevant documents, read and understood “Property Management Interim Provisions” formulated by the construction company of Hundsun (Hangzhou) Science & Technology Park (See Appendix 5 attached hereto) and “Hundsun (Hangzhou) Science & Technology Park Management Rules (Interim)) (See Appendix 6 attached hereto), gained complete understanding of the conditions of the buildings that Party A desires to transfer and is willing to accept the transfer.

Article III Basic Information about the Building Units

Party A transfers the following buildings (hereinafter, the “Building Units”; see Appendix 1 for Floor Plan of the Units of the Buildings) to Party B, which are part of the construction project specified in Article 1:

Unit 1 of Building 14, Unit 2 of Building 14, Unit 3 of Building 14 and Unit 4 of Building 14, 4 stories above ground and 1 story underground; Unit 1 of Building 24 and Unit 2 of Building 24, 4 stories above ground and 1 story underground; Building 25, 4 stories above ground. The usage of the Building is office space.

The total construction area of the Building is 5,562.26 m2, of which 3,956.97 m2 are interior construction area and 1,605.29 m2 are apportioned public area (see Appendix 3 for the list of the apportioned public areas and the list of construction areas).

In addition to the purchase of the Building mentioned above, the two parties have reached agreement regarding the transfer, gift or lease of parking spaces, parking garages and other properties (see Appendix 4 attached hereto).

Article IV Calculation of Price and Total Price

The total price is based on the construction area. The unit price of the Building is RMB15,235.16 per m2, and the total price is RMB84,741,920.85.

Article V Payment Method and Schedule

Party A and Party B have agreed on the installment payment method.

Party B makes the initial payment of RMB42,370,960.43 before January 25, 2013;

Party B makes the second payment of RMB42,370,960.42 before February 1, 2013.

Article VI Party B’s Liabilities for Delay of Payment

If Party B’s delay of payment is less than 60 days, Party B must pay a penalty at 0.03% per day of the amount payable starting from the day after the payment due date, until such due amount is paid in full, and this agreement must continue to be performed.

If Party B’s delay of payment is more than 60 days, Party A shall have the right to dissolve this agreement. If Party A so dissolves this agreement, Party B must pay a penalty at 10% of the total purchase price. If Party A is willing to continue the performance of the agreement, Party B must pay a penalty at 0.05% per day of the amount payable starting from the day after the payment due date, until such due amount is paid in full.

Article VII Recognition of Construction Area and Handling of Discrepancies

Based on the calculation method for the purchase price of the Building, the basis for area recognition and discrepancy handling is construction area.

If there is any discrepancy between the area specified herein and the actual survey result from the government appointed survey agency, the latter shall prevail.

If there is such discrepancy, the two parties agree that the total price will be recalculated based on unit price specified in Article IV and adjustment for payment will be made with no interest.

Article VIII Delivery Schedule

Party A must, in accordance with the relevant state and local government regulations, hand over to Party B for the use of the Building that has met the inspection conditions in different phases before February 5, 2013. Upon receiving notice from Party A, Party B must proceed with Party A to complete the delivery procedures.

Upon the occurrence of the following special circumstances, Party A may postpone the delivery, unless the parties hereto agree to dissolve or modify this agreement:

1.          Occurrence of Force Majeure and Party A has notified Party B within 30 days upon such occurrence;

2.          If Party B fails to make payment in accordance with Article VI herein, the delivery shall be considered effected, but the delivery procedures will be started within 15 days after Party B pays the total purchase price in full.

3.          Construction delay due to measures taken, pursuant to the relevant laws and regulations, by a planning, cultural relics, environmental protection, land management or forest/water management regulatory agency at county level or above, or due to major technical issues;

4.          The scope of Force Majeure includes, but not limited to, earthquake, flood and other natural disasters, war, riot, widespread contagious disease, large-scale power or water supply outage and other unusual social events, and change of government policies and laws.

Article IX Party A’s Liability for the Delay of Delivery

Except in special circumstances mentioned in Article VIII above, if Party A’s delay of delivery is less than 60 days, Party A must pay a penalty at 0.03% per day of the purchase price already received starting from the day after the required delivery date (as mentioned in Article VIII above), until actual delivery, and this agreement must continue to be performed.

If Party A’s delay of delivery is more than 60 days, Party B shall have the right to dissolve this agreement. If Party B so dissolves this agreement, Party A must pay a penalty at 10% of the total purchase price and return the entire purchase price already received. If Party B is willing to continue the performance of the agreement, Party A must pay a penalty at 0.05% per day of the purchase price already received starting from the day after the required delivery date, until actual delivery.

Article X Provisions Regarding Planning and Design Changes

If there is any modification to the plan and design of the Building approved by the design company and by administrative agencies, resulting in change of the structure, room type and orientation of the Building, Party A must notify Party B in writing within 15 days upon receiving approval notice for such modification.

Party B shall have the right to decide whether to return the Building and notify Party A in writing within 15 days. If Party B fails to notify Party A in writing within 15 days, it will be considered that Party B has accepted such modification.

If Party B decides to return the Building, Party A must return the purchase price already received to Party B (together with interest calculated base on one year borrowing rate) within 30 days upon the dissolution of this agreement. If Party B decides not to return the Building, the two parties must enter into supplemental agreement within 30 days.

Article XI Delivery of the Building

When the Building satisfies the conditions for delivery, Party A must notify Party B in writing to proceed for delivery procedures, and Party B must proceed to the designated location at the time specified in the delivery notice for such procedures. Upon completion of the acceptance inspection in accordance with Article XIII herein and the provision in Appendix 2, Party B must execute the Building delivery document.

After the Building satisfies the conditions for delivery, if the delivery cannot take place at the specified time due to any reason on Party B’s part, the Building shall be considered to have been delivered, and Party B must be responsible for all the property taxes, land use taxes, property management fee (calculate base on 70% of the applicable management fee) and other charges associated with the Building and assume the risk of destruction, damage and fire to the Building.

If Party B fails to process delivery procedures within 3 months upon receiving the delivery notice from Party A, Party A shall have the right to dissolve this agreement, and Party B must pay a penalty in the amount of 10% of the total purchase price. Party A will return the purchase price, after deducting such penalty for Party B’s breach, within 60 days upon the dissolution of this agreement.

Article XII Ownership Certificate and Handling of Debts

The land on which the Building resides has been pledged to China Industrial and Commercial Bank (Hangzhou west branch) for a loan. Party A promises to have the pledge cancelled when it processes with the ownership certificate procedures.

Party A shall assume all responsibility if, due to any reason on its part, the ownership certificate transfer cannot be registered or if there is any dispute regarding debts in accordance with the provisions of Article XIV herein.

Article XIII Guarantees Regarding Infrastructure and Public Facilities

Party A guarantees that the infrastructure and public facilities necessary for the normal use of the Building will meet the following criteria for use:

1.            The roads inside the park area and the water, electricity supply facilities and sewage system have been put in operation at the time of the delivery;

2.            The property management system has been put in place at the time of the delivery.

Otherwise, Party A must remedy the situation within 60 days upon the delivery of the Building. If Party A fails to remedy the situation within 60 days, Party A must pay a penalty to Party B at 0.01% per day of the total purchase price until all criteria are met (except in circumstances due to Force Majeure provided in Article VIII).

Article XIV Transfer of Ownership Certificate

Party A promises to obtain all land use and property ownership documents before July 30, 2013. After Party B or Party B’s subsidiary completes business tax registration in the park and has paid taxes for 3 months, Party A and Party B will process the Building transfer registration in accordance with the requirements from regulatory agencies of Yuhang District. If Party B establishes new entity in the park, Party A and Party B must confirm in writing such new entity after the completion of its registration, and the new entity must inherit all of Party B’s rights and responsibilities with Party B assuming joint and several liability to Party A.

If Party A fails to obtain all land use and property ownership documents before July 30, 2013, Party A and Party B agree:

1.            If such failure is less than 60 days, Party B will offer forgiveness and this agreement will continue to be performed;

2.            If such failure is more than 60 days, Party A must:

a.           Pay to Party B a penalty at 1% of the purchase price already received, if Party B decides not to return the Building; or

b.           Return the purchase price with interest (calculated based on one year borrowing rate) already received to Party B, if Party B decides to return the Building, within 30 days upon receiving notice from Party B.

Article XV Responsibility for Warranty

The scope and term of the warranty for the Building are as follows:

Reasonable number of years of use specified in the design document for the foundation and main structure, 5 years for any leaks in the exterior surface wall, on the floor, in bathrooms and 2 years for power supply system and water supply system and equipment installation. Warranty period commenced from date the construction work is completed and endorsed by Party B.

Article XVI Party B’s Promises

1.           Party B will use the Building transferred by Party A as office space and will not change such purpose without authorization.

2.           Party B will assume responsibility for all risks for the Building and arrange for insurance upon acceptance of its delivery. Party B will assist Party A in its centralized management of the property.

3.           Party B will not alter the internal structure of the Building and will not violate security and fire prevention regulations. Party B renovation work will need to be pre-approved by Party A or Party A engaged property management company.

4.           Unless otherwise provided herein or elsewhere, Party B has the right to use the public areas and facilities of the Building and assume the corresponding obligations.

5.           Party B must not change the nature of use of any public area and facility of the Building without authorization.

6.           Party A shall have the right to pursue Party B for any violation of the above.

Article XVII In the event of any breach resulting from the occurrence of Force Majeure and any factors beyond the control of either Party A or Party B, and the party in breach notifies the other party within 30 days of such occurrence, the party in breach will not bear any responsibility and the two parties may negotiate for extension, amendment or dissolution of this agreement.

Article XVIII After this agreement has become effective, each party will be responsible for any taxes and fees required by the State, the Zhejiang Province and Hangzhou City in connection with this agreement.

Article XIX Any dispute in connection with the performance of this agreement must be resolved through negotiation; if such negotiation fails, such dispute may be submitted to the People’s Court at the location of the Building.

Article XX All written notifications in connection with this agreement must be delivered to the contact addresses provided herein.

Article XXI Any matter not covered herein may be provided in a supplemental agreement between the two parties.

Article XXII This agreement, any supplemental agreement and all its appendices constitute one document and have the same legal effect.

Article XXIII This agreement has one format and 4 duplicates, with 2 to Party A and 2 to Party B.

Article XXIV This agreement will become effective upon execution by Party A and Party B.

Party A:	/seal/ Hangzhou Hundsun Baichuan Technology Co., Ltd.
Legal Representative:	/s/ [not legible]

Party B:	/seal/ Beijing Jiachenhong Biological Technologies Co., Ltd.
Legal Representative:	/s/ [ZHENG Ting]

Date:	January 25, 2013

Appendices

(Very brief description and summary of appendices)

Appendix 1	Floor Plan of the Units of the Building

Appendix 2	Specification of the Remodeling and Facilities of the Building
[Specifications of the paint, floor and window glass, etc. for hallways, stairways and entrance doors and of broad band internet and elevators]

Appendix 3	Explanation of Apportioned Public Area and Structures

[About elevators, hallways, stairways, entrance doors, etc.]

Appendix 4	Agreement on the purchase, gift and lease of other properties

[None]

Appendix 5	Property Management Interim Provisions

(Executed and dated January 25, 2013)

Major provisions (very brief summary):

Article 1	Property Owner’s Rights

Rights to receive services provided by the management company, supervise the performance of service agreement, report activities that affect the interests of property owner.

Article 2	Property Owner’s Obligations

Obligations to pay service fee to the management company, follow the rules regarding the use and maintenance of facilities and security, and inform tenants of such rules (if the property is leased out).

Article 3	Decoration and Remodeling of the Property

The owner should communicate with the property management company regarding decoration and remodeling and follow relevant rules.

Article 4	Transfer and Lease of the Property

The property owner must bear all responsibility regardless whether the property is leased out or not. Potential tenant needs to comply with all relevant requirements.

Article 5	Use of the Property

The property owner (or any tenant) is prohibited from changing the building structure and fire prevention facility and from engaging in dangerous or unsanitary activities.

Article 6	Maintenance and Repair of the Property
The property owner (or any tenant)’s maintenance and repair of some special area of the property should not harm the interests of owners of other properties and the property owner should obtain authorization if necessary.
Article 7	Water and Electricity Charges, Service Fees and Property Maintenance Fund
The property owner must pay electricity and water charges and property maintenance fund dues at the rate and according to the schedule specified.
Article 8	Liabilities for Failure to Pay Fees
The property management company can charge a penalty fee or pursue the property owner for failure to pay all charges, fees and dues.
Article 9	Effectiveness of the Provisions
The provisions are binding to the property owner and all tenants/users of the property.

Appendix 6	Hundsun (Hangzhou) Science & Technology Park Management Rules (Interim)

(Executed and dated January 25, 2013)

Major provisions (very brief summary):

Article 1	General Provisions
This document is formulated in the interest of promoting the construction and sustainable development of Hundsun (Hangzhou) Science & Technology Park (the “Park”). The Park is a major strategic investment project supported by the government; Hangzhou Hundsun Baichuan Technology Co., Ltd., a company jointly founded by Hangzhou Hsundsun Electronics Group Ltd. and Dinghui Investment, will be responsible for the construction of infrastructure and for the operation and management.
Article 2	Occupancy Qualifications
The entities to reside in the Park must meet certain qualifications (independent legal person in technology industry).
Article 3	Documents Required for Occupancy
Business licenses and other documents required must be submitted along with an application before an entity can be admitted.
Article 4	Favorable Treatments for Businesses and Organizations in the Park
Businesses admitted may benefit from certain favorable government policies.
Article 5	Planning and Construction
The construction, use and development of the Park are centrally planned and managed. Any property owner and all tenants/users in the park must meet the qualification specified in Article 2.
Article 6	Management of and Services for the Occupying Businesses
Occupying businesses in the Park can enjoy the benefits of several service platforms (policy service platform, innovation platform, investment/finance service platform, human resources platform and basic service platform) provided by the operation and management company.

Article 7	Miscellaneous
Hangzhou Hundsun Baichuan Technology Co., Ltd. is responsible for the interpretation of this document.

Appendix 7	Hundsun (Hangzhou) Science & Technology Park Parking Space Use Right Transfer Agreement

(Executed and dated January 25, 2013)

Brief Summary:

This is an agreement between Hangzhou Hundsun Baichuan Technology Co., Ltd. as a transferor and Beijing Jiachenhong Biological Technologies Co., Ltd. as transferee, covering the transfer of use right to 36 parking spaces. The price of the transfer is RMB2,600,000 to be paid in full within 5 days upon the execution of this agreement.